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EXHIBIT 1

JOINT FILING AGREEMENT

        The undersigned hereby agree that the Amendment No. 1 to Schedule 13D, dated September 1, 2005 (the "Statement"), with respect to the common stock, par value $.0001 per share, of 7-Eleven, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Statement and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of September, 2005.

SEVEN & I HOLDINGS CO., LTD.
By	/s/ NORITOSHI MURATA Name: Noritoshi Murata Title: President & COO
SEVEN-ELEVEN JAPAN CO., LTD.
By	/s/ TOSHIRO YAMAGUCHI Name: Toshiro Yamaguchi Title: President & COO
IYG HOLDING COMPANY
By	/s/ NOBUTAKE SATO Name: Nobutake Sato Title: Vice President & Director

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  EXHIBIT 1
JOINT FILING AGREEMENT